SYNERGY BRANDS INC.

                   Governance and Nominating Committee Charter

Role

The Governance and Nominating Committee's role is to determine the slate of director nominees for election to the Company's Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, and to review, evaluate and recommend changes to the Company's Corporate Governance Guidelines.

Membership

The membership of the Committee shall consist of at least two directors, each of whom is to be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. Applicable laws and regulations will be followed in evaluating a member's independence. The Board appoints the chairperson.

Operations

The Committee shall meet at least once a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee shall cause to be kept adequate minutes of all its proceedings, and shall report its actions to the next meeting of the Board Committee members shall be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Governance and Nominating Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Corporation, or (c) the laws of the state of Delaware.

Authority

The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice shall be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

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Responsibilities

Subject to the provisions of the Corporate Governance Guidelines, the principal responsibilities and functions of the Governance and Nominating Committee are as follows:

     Annually evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of this Company's shareholders.

     Annually present to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders.

     Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

     Assist in identifying, interviewing and recruiting candidates for the Board.

     Annually   review  the   composition   of  each   committee   and   present
     recommendations for committee memberships to the Board as needed.

Periodically review the compensation paid to non-employee directors for annual retainers (including Board and committee Chairs) and meeting fees, if any, and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

Review and make recommendations about changes to the charter of the Governance and Nominating Committee and any changes to this Company's Code of Ethics. The committee shall monitor, oversee and review compliance with the Corporate Governance Guidelines, Code of Ethics and any other applicable operating policies of the Company; provided, however, that monitoring or compliance with provisions of the Code of Ethics that relate to accounting disclosures and regulations of the SEC or NASDAQ or misrepresentations of or omissions from financial statements or related financial information shall be referred to the Company's Audit Committee for action. The Committee shall serve as the initial reviewing council for allegations of violations of the Code of Ethics or requests for waivers of the provisions of the Code of Ethics by an executive officer or director of the Company; provided, however, that the initial review of allegations of violations of or request for waiver of the provisions of the Code of Ethics that relate to accounting disclosures and regulations of the SEC or NASDAQ, or misrepresentations of or omissions for financial statements or related financial information shall be referred to the Company's Audit Committee for action.

The Committee shall make recommendations to the Board about responses to communications with regulatory authorities and agencies arising out of inquiries and/or investigations relating to the Code of Ethics and applicable state and federal laws, to the extent the Committee deems necessary or appropriate. Issues relating to inquiries or investigations regarding the quality of financial reports filed by the Company with the SEC or otherwise distributed to the public shall be referred to the Audit Committee for action.

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Review and make recommendations,  if necessary, about changes to the charters of other Board committees after consultation with the respective committee chairs.

Review the Chief Executive Officer's performance and performance of other executive officers of this Company.

                    COMMITTEE ACCESS, RESOURCES AND RELIANCE

1. In carrying out its responsibilities, the Committee shall have access to all the Company's books, records, directors, officers and employees.

2. The Committee shall have the authority to consult with the Company's counsel. It shall also have the authority to employ any other counsel of its selection, at the Company's expense, should the Committee deem it desirable and appropriate to do so.

3. The Committee, and each member of the Committee, in his or her capacities as such, shall be entitled to rely, in good faith, on information, opinions, reports, or statements, or other information prepared or presented to them by
(i) officers and other employees of the Company, whom such member believes to be reliable and competent in the matters presented and (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.


                                    EX-99.2